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                                                                    EXHIBIT 4.25

                                 FIRST AMENDMENT
                                       TO
                                     WARRANT

                  THIS FIRST AMENDMENT TO WARRANT (this "AMENDMENT") is made as of February 14, 2001 by and between World Commerce Online, Inc., a Delaware corporation (the "COMPANY"), and Kistler Associates (the "WARRANT HOLDER").

                                   RECITALS:

                  WHEREAS, the Company granted the Warrant Holder a warrant dated as of October __, 2000 representing the right to purchase shares of capital stock of the Company under the terms of the warrant; and

                  WHEREAS, the parties agree to amend the Warrant to provide for a cashless exercise, to amend certain definitions and the provisions relating to the exercise price, and to clarify certain other provisions.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Recitals. The foregoing recitals are true and correct and form a part of this Amendment.

                  2. Amendments to the Warrant. The Warrant shall be amended as follows:

                           (a)      The fifth sentence of Section 1(a) shall be
amended and restated in its entirety as follows:

                                    "If this Warrant shall have been exercised
         only in part, the Company shall, at the time of delivery of said certificate or certificates, deliver to such holder a new Warrant evidencing the rights of such holder to purchase the remaining Warrant Shares called for by this Warrant, which new Warrant shall in all other respects by identical to this Warrant, or, at the request of such holder, appropriate notation may be made on this Warrant and the same returned to such holder."

                           (b)      Section 1(b) shall be amended and restated
in its entirety as follows:

                                    "(b) Exercise on Net Issuance Basis. At any
         time, in lieu of payment to the Company as set forth in Section 1(a) above, the holder hereof may convert this Warrant, in whole or in part, into the number of Warrant Shares determined by dividing (i) the aggregate Fair Market Value of the number of Warrant Shares issuable upon the proposed exercise of this Warrant (on an as converted basis) minus the aggregate Exercise Price of the number of Warrant Shares issuable upon the proposed exercise of this Warrant by (ii) the Fair Market Value of one Warrant Share. "FAIR MARKET VALUE" shall mean (A) during the time the Company is registered under the Securities Exchange Act of 1934, as amended, the average closing price of the Warrant Shares reported for the five (5) business days immediately before the holder hereof delivers its Notice of Exercise to the Company, or if there have been no sales on any such business day, the average of the highest and lowest asked prices at the end of such business day; and
         (B) at all other times, the fair market value of the Warrant Shares as determined in good faith by the Board of Directors of the Company."

                           (c)      The "$6.75" in the first line of Section
1(d)(i)(A) shall be deleted and shall be replaced by "$1.00".


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                           (d)      Section 1(d)(i)(B) shall be amended and
restated in its entirety as follows:

                                    "(B)     the price per share of Series D
         Preferred Stock issued in an investment of no less than $10,000,000 in Series D Preferred Stock (an investment of no less than $10,000,000 in Series D Preferred Stock is referred to as a "QUALIFIED SERIES D INVESTMENT"), subject to adjustment as set forth in this Warrant."

                           (e)      The "$100,000" in the second (2nd) line of
Section 1(e)(i) shall be deleted and shall be replaced by "$50,000".

                           (f)      In Section 1(e)(ii)(C), (1) the "$100,000"
in the fourth (4th) line shall be deleted and shall be replaced by "$50,000",
(2) the "$6.75" in the fourth (4th) and ninth (9th) lines shall be deleted and shall be replaced by "$1.00" in each such line, (3) the phrase "February 12, 2001" in the last sentence shall be deleted and replaced by the phrase "consummation of a Qualified Series D Investment" and (4) the phrase "Series A Qualified Investment" in the last sentence shall be deleted and replaced by the phrase "Qualified Series D Investment".

                           (g)      In Section 1(e)(ii)(D), the "$100,000" in
the fourth (4th) line shall be deleted and shall be replaced by "$50,000", and the "$4" in the fourth (4th) and last lines of shall be deleted and shall be replaced by "$1.00" in each such line.

                           (h)      Section 3(a) shall be amended and restated
in its entirety as follows:

                                    "(a)     it will at all times reserve and
         set apart and have, free from preemptive rights, and all liens, claims, encumbrances or restrictions, a number of authorized but unissued Common Stock and, if a Qualified Series D Investment is made, Series D Preferred Stock sufficient to enable it at any time to fulfill all its obligations hereunder;"

                           (i)      The "November 11, 1999" in the fourth (4th)
line of the third paragraph of Section 5 shall be deleted and shall be replaced by "April 29, 2000".

                           (j)      The "$100,000" in the ninth (9th) line of
Section 7(d)(9) shall be deleted and shall be replaced by "$50,000".

                  2. Non-Modification. Except to the extent amended and modified hereby, all terms, provisions and conditions of the Loan Agreement shall continue in full force and effect and shall remain unmodified and enforceable.

                  IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

                                    WORLD COMMERCE ONLINE, INC.,
                                     as Borrower


                                    By:    /s/ Mark E. Patten
                                       -----------------------------------------
                                       Mark E. Patten, Chief Financial Officer

                                    KISTLER ASSOCIATES,
                                     as Lender


                                    By:   /s/ William Kistler
                                       -----------------------------------------
                                       Name: William Kistler
                                       Title: